Exhibit 99.1

Redwire Hires Distinguished Aerospace Executive and Corporate Attorney Aaron Futch as General Counsel

JACKSONVILLE, Fla. (JUNE 13, 2024) – Redwire Corporation (NYSE: RDW), a leader in space infrastructure for the next generation space economy, announced today that Aaron Futch, a distinguished aerospace executive and corporate attorney with over 20 years of experience in the space industry, has been appointed Executive Vice President, General Counsel and Secretary.

In this role, Mr. Futch will lead the company’s legal department and advise Redwire’s Board of Directors and management on legal, regulatory, and compliance matters. Mr. Futch will also lead negotiations on strategic transactions.

“Aaron is a trusted legal expert and experienced executive in our industry that joins Redwire at an exciting time in our company’s growth,” said Redwire Chairman and CEO Peter Cannito. “We are focused on continuing to move up the value chain and Aaron’s expertise will be beneficial as we continue to execute our growth strategy.”

Mr. Futch joins Redwire from Virgin Galactic, where he served as Associate General Counsel, Corporate and Regulatory. He also served as interim General Counsel in 2022. In that role, he negotiated the company’s strategic transactions and managed the day-to-day operation of the legal department, including all legal activities in support of the Virgin Galactic mission that sent company founder Richard Branson to space.

Prior to joining Virgin Galactic, Mr. Futch served as Assistant General Counsel for Intelsat General Corporation, one of the world’s largest satellite operators. In that capacity, he managed the legal, contracts, procurement, and security departments of the largest provider of commercial satellite communications services to the U.S. government. While at Intelsat and later in private practice, Mr. Futch negotiated two of the world’s first agreements for in-orbit servicing of commercial satellites.

Mr. Futch began his career in the Washington, DC, office of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, one of the world’s preeminent law firms. As an associate in that office, he advised an array of U.S. and international clients, with concentrations in space, telecommunications, media, and technology.

Mr. Futch earned his Bachelor of Arts at the University of South Florida and his Juris Doctor from Duke University School of Law.

About Redwire
Redwire Corporation (NYSE:RDW) is a global space infrastructure and innovation company enabling civil, commercial, and national security programs. Redwire’s proven and reliable capabilities include avionics, sensors, power solutions, critical structures, mechanisms, radio frequency systems, platforms, missions, and microgravity payloads. Redwire combines decades of flight heritage and proven experience with an agile and innovative culture. Redwire’s approximately 700 employees, working from 14 facilities located throughout the United States and Europe, are committed to building a bold future in space for humanity, pushing the envelope of discovery and science while creating a better world on Earth. For more information, please visit redwirespace.com.

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